SETTLEMENT AGREEMENT

I. PARTIES

This Settlement Agreement (Agreement) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the Department of Veteran’s Affairs (“VA”), the Department of Defense (“DOD”), and the Public Health Service (“PHS”), part of the Department of Health and Human Services (“HHS”) (collectively the “United States”); Christopher Foley, Susan Purdue, and MedQuist Inc.; (hereafter referred to as “the Parties”), through their authorized representatives.

II. PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A. MedQuist provides medical transcription services to private and government clients alike. From 1998 onward, MedQuist provided medical transcription services to several federal government clients, including the VA, DOD, and PHS. Certain contracts between MedQuist and the United States called for MedQuist to bill according to a standard established by the American Association of Medical Transcriptionists called the “AAMT line.”

B. Christopher Foley (“Foley”) is an individual resident of Georgia. On August 30, 2004, Foley filed a qui tam action in the United States District Court for the District of Massachusetts captioned United States ex rel. Foley v. MedQuist Inc., Case No. CV 04-11821-PBS (D. Mass.) (hereinafter “the Foley Action”).

C. Susan Purdue (“Purdue”) is an individual resident of North Carolina. On March 24, 2005, Purdue filed a qui tam action in the United States District Court for the Western District of North Carolina captioned United States ex rel. Purdue v. MedQuist Inc., Case No.1:05CV69 (W.D.N.C.). This case was subsequently transferred to the United States District Court for the District of Massachusetts and assigned Case No. CV 06-00678-PBS (D. Mass.)

D. The United States contends that it has certain civil claims, as specified in Paragraph 2, against MedQuist for knowingly engaging in the following conduct during the period from 1998 to 2004: Overbilling VA, DOD, and PHS (i) as to that group of contracts specifying the AAMT character counting methodology, by inflating the number of lines billed to the Government by use of a factor, ratio, and/or multiplier instead of applying the contractually prescribed method, and (ii) as to certain VA contracts administered by MedQuist’s Asheville, NC office and specifying a non-AAMT character counting methodology, by billing more than the contractually specified method prescribed (hereinafter collectively referred to as the “Covered Conduct.”).

E. This Agreement is neither an admission of liability by MedQuist nor a concession by the United States that its claims are not well-founded.

F. The Government has intervened for purposes of settlement in the Foley Action and the Purdue Action as to those claims that constitute the Covered Conduct (the “Settled Claims”), and it has declined to intervene as to all other claims in the Foley Action and the Purdue Action (the “Declined Claims”).

G. To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties hereto reach a full and final settlement pursuant to the Terms and Conditions below.

III. TERMS AND CONDITIONS

1. MedQuist agrees to pay to the United States $6.6 million (the “Settlement Amount”), of which $5 million is associated with the Foley Action and $1.6 million is associated with the Purdue Action. Payment shall be made as follows:

a. MedQuist agrees to pay the full Settlement Amount to the United States by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office, within ten (10) days of the Effective Date of this Agreement.

b. Contingent upon the United States receiving the Settlement Amount from MedQuist and as soon as feasible after receipt, the United States agrees to pay $450,000 to Foley in connection with the allegations set forth in paragraph II.D.i of this Agreement, and $144,000 to Purdue in connection with the allegations set forth in paragraph II.D.ii of this Agreement, each by electronic funds transfer pursuant to instructions to be provided by their respective counsel.

2. Subject to the exceptions in Paragraph 4 (concerning excluded claims), below, in consideration of the obligations of MedQuist in this Agreement, conditioned upon MedQuist’s full payment of the Settlement Amount, the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release MedQuist, as well as its officers, directors, agents, servants, and employees from any civil or administrative monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of breach of contract, payment by mistake, unjust enrichment, and fraud.

3. Subject to the exceptions in Paragraph 4 (concerning excluded claims), below, in consideration of the obligations of MedQuist in this Agreement, conditioned upon MedQuist’s full payment of the Settlement Amount,

a. Foley, for himself and for his heirs, successors, attorneys, agents, and assigns, agrees to release MedQuist from any civil monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733.

b. Purdue, for herself and for her heirs, successors, attorneys, agents, and assigns, agrees to release MedQuist from any civil monetary claim the United States has or may have for the Covered Conduct under the False Claims Act, 31 U.S.C. §§ 3729-3733.

4. Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including MedQuist) are the following claims of the United States:

a. Any civil, criminal, or administrative liability arising under Title 26, U.S. Code (Internal Revenue Code);

b. Any criminal liability;

c. Any administrative liability, including the suspension and debarment rights of any federal agency;

d. Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct; and

e. Any liability based upon such obligations as are created by this Agreement.

5. Foley and Purdue and their heirs, successors, attorneys, agents, and assigns agree not to object to this Agreement and agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B), and, conditioned upon their receipt of their respective Relator’s shares, Foley and Purdue, for themselves individually, and their heirs, successors, attorneys, agents, and assigns, fully and finally release, waive, and forever discharge the United States, its officers, agents, and employees, from any claims arising from or relating to 31 U.S.C. § 3730; from any claims arising from the filing of the Civil Action; and from any other claims for a share of the Settlement Amount; and in full settlement of any claims Foley or Purdue may have under this Agreement. This Agreement does not resolve or in any manner affect any claims the United States has or may have against the Relators arising under Title 26, U.S. Code (Internal Revenue Code), or any claims arising under this Agreement.

6. Foley’s claim for attorney’s fees, costs, and expenses pursuant to 31 U.S.C. § 3730(d)(1), and Purdue’s claims for attorney’s fees, costs, and expenses pursuant to 31 U.S.C. § 3730(d)(1) and for wrongful termination pursuant to 31 U.S.C. § 3730(h), are not the subject of this Agreement and will be resolved, if at all, via separate agreements with MedQuist.

7. MedQuist waives and shall not assert any defenses MedQuist may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement

8. MedQuist fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that MedQuist has asserted, could have asserted, or may assert in the future against the United States, and its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

9. MedQuist fully and finally releases Foley and Purdue from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that MedQuist has asserted, could have asserted, or may assert in the future against either of them, related to the Covered Conduct and the investigation and prosecution thereof by Foley and/or Purdue.

10. MedQuist agrees to the following:

a. Unallowable Costs Defined: that all costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of MedQuist, and its present or former officers, directors, employees, shareholders, and agents in connection with:

(1) the matters covered by this Agreement;

(2) the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3) MedQuist’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4) the negotiation and performance of this Agreement;

(5) the payment MedQuist makes to the United States pursuant to this Agreement and any payments that MedQuist may in the future make to Foley or Purdue (if any), including costs and attorneys fees, are “Unallowable Costs” for government contracting purposes (hereinafter referred to as “Unallowable Costs”).

b. Future Treatment of Unallowable Costs: Unallowable Costs will be separately determined and accounted for by MedQuist, and MedQuist shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States.

c. Treatment of Unallowable Costs Previously Submitted for Payment: MedQuist further agrees that within 90 days of the Effective Date of this Agreement it shall identify any unallowable costs (as defined in this Paragraph) included in payments previously sought by MedQuist or any of its subsidiaries or affiliates from the United States. MedQuist agrees that the United States, at a minimum, shall be entitled to recoup from MedQuist any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs in any such payments. Any payments due shall be paid to the United States pursuant to the direction of the Department of Justice and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by MedQuist or any of its subsidiaries or affiliates regarding any Unallowable Costs included in payments previously sought by MedQuist or the effect of any such Unallowable Costs on the amount of such payments.

d. Nothing in this Agreement shall constitute a waiver of the rights of the United States to audit, examine, or re-examine MedQuist’s books and records to determine that no Unallowable Costs have been claimed in accordance with the provisions of this Paragraph.

11. This Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity.

12. MedQuist warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and shall remain solvent following payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to MedQuist, within the meaning of 11 U.S.C. § 547(c)(1), and (b) conclude that these mutual promises, covenants, and obligations do, in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay, or defraud any entity to which MedQuist was or became indebted to on or after the date of this transfer, within the meaning of 11 U.S.C. § 548(a)(1).

13. Upon receipt of the payments described in Paragraph 1, above, the United States and Foley and Purdue shall promptly sign and file in, respectively, the Foley Action and the Purdue Action a Joint Stipulation of Dismissal of the Settled Claims with prejudice and of the Declined Claims with prejudice to Foley and Purdue and without prejudice as to the United States. The Stipulation of Dismissal shall expressly provide that the Court shall retain jurisdiction in each case as to issues not resolved by this Agreement, including issues of relator’s entitlement to attorney’s fees.

14. Except as may be separately determined or agreed upon in connection with claim(s) by Foley and/or Purdue for attorney’s fees under 31 U.S.C. § 3730(d)(1), each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

15. MedQuist represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

16. Foley and Purdue each represent that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

17. This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement is the United States District Court for the District of Massachusetts.

18. For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

19. This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

20. The individuals signing this Agreement on behalf of MedQuist represent and warrant that they are authorized by MedQuist to execute this Agreement. The individuals signing this Agreement on behalf of Foley and Purdue represent and warrant that they are authorized respectively by Foley and Purdue to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

21. This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

22. This Agreement is binding on MedQuist’s successors, transferees, heirs, and assigns.

23. This Agreement is binding on Foley’s and Purdue’s respective successors, transferees, heirs, and assigns.

24. All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

25 This Agreement is effective on the date of signature of the last signatory to the Agreement (Effective Date of this Agreement). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

THE UNITED STATES OF AMERICA

DATED: 11/25/2008	BY: /s/ Shannon Kelley

Shannon Kelley Assistant United States Attorney District of Massachusetts
DATED: 11/25/2008	BY: /s/ Jay D. Majors

Jay D. Majors Trial Attorney Commercial Litigation Branch Civil Division United States Department of Justice

MedQuist Inc.

DATED: 11/25/2008	BY: /s/ Mark R. Sullivan

Mark Sullivan, Esq. General Counsel MedQuist Inc.
DATED: 11/25/2008	BY: /s/ Thomas M. Buchanan

Thomas M. Buchanan, Esq. Winston & Strawn Counsel for MedQuist Inc.

CHRISTOPHER FOLEY — Relator

DATED: 11/22/2008	BY: /s/ Christopher Foley

Christopher Foley
DATED: 11/22/2008	BY: /s/ Mark Hogge

Mark Hogge, Esq. Greenberg Traurig Counsel for Christopher Foley

SUSAN PURDUE — Relator

DATED: 11/25/2008	BY: /s/ Susan Purdue

Susan Purdue
DATED: 11/25/2008	BY: /s/ Adam Bull

Adam Bull, Esq. Bull & Reinhardt Counsel for Susan Purdue